As Filed with the Securities and Exchange Commission on February 26, 2003

Registration No. 333-100825

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RESMED INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	14040 DANIELSON STREET	98-0152841
(State or Other Jurisdiction of Incorporation or Organization)	POWAY, CALIFORNIA 92064-6857	(I.R.S. Employer Identification No.)
(858) 746-2400
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

David Pendarvis

Global General Counsel

ResMed Inc.

14040 Danielson Street

Poway, California 92064-6857

(858) 746-2400

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Patrick Seaver

Gavin Stuttard

Latham & Watkins

650 Town Center Drive

Costa Mesa, California 92626

(714) 540-1235

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.004 per share	853,448 shares	$31.83	(2)	$27,165,250	$2,500	(3)

(1)	In the event of a stock split, stock dividend, or similar transaction involving ResMed’s common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2)	The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low prices reported by the New York Stock Exchange on October 25, 2002.

(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS INCOMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF THAT STATE.

SUBJECT TO COMPLETION, DATED FEBRUARY 26, 2003

PROSPECTUS

UP TO 853,448 SHARES OF

RESMED INC.

COMMON STOCK

Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “RMD” and on the Australian Stock Exchange as CHESS Units of Foreign Securities, or CUFS. On February 21, 2003, the closing price of our common stock as reported on the NYSE was $31.50.

This prospectus relates to the sale of up to 853,448 shares of our common stock by Leslie Hoffman. We will not receive any of the proceeds from the sale of these shares. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is             , 2003.

Sullivan, VPAP, AutoSet, Bubble Mask, Bubble Cushion, SmartStart, ResCap, Mirage, HumidAire, Aero-Click, minni Max nCPAP, Moritz II biLEVEL, Aero-Fix, Twister remote, SELFSET, MESAMIV; Poly-MESAM, MEPAL, Auto VPAP, AutoSet.com, AutoSet—CS.com, ResMed, AutoScan, AutoSet CS, AutoSet T, AutoView, IPAP MAX, ResControl, SCAN, S6, Ultra Mirage, and VPAP MAX are our trademarks.

As used in this prospectus, the terms “ResMed,” “we”, “us” and “our” refer to ResMed Inc., a Delaware corporation, and its subsidiaries unless otherwise stated.

SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, included or incorporated by reference in this prospectus. For presentation purposes, references made to any fiscal year relate to the fiscal year ending June 30 of such year.

About Us

We are a leading developer, manufacturer and distributor of medical equipment for treating, diagnosing, and managing sleep disordered breathing. Sleep disordered breathing includes obstructive sleep apnea and other respiratory disorders that occur during sleep. When we were formed in 1989, our primary purpose was to commercialize a treatment for obstructive sleep apnea developed by Professor Colin Sullivan of the University of Sydney, the current Chairman of our Medical Advisory Board. This treatment, nasal Continuous Positive Airway Pressure was the first successful noninvasive treatment for obstructive sleep apnea. Continuous Positive Airway Pressure systems deliver pressurized air, typically through a nasal mask, to prevent collapse of the upper airway during sleep.

Since the development of nasal Continuous Positive Airway Pressure, we have developed a number of innovative products for sleep disordered breathing, including flow generators, diagnostic products, mask systems, headgear and other accessories. Our growth has been fuelled by geographic expansion, increased awareness of sleep disordered breathing as a significant health concern among physicians and patients, and our research and product development effort.

This prospectus relates to the sale of up to 853,448 shares of our common stock by Leslie Hoffman. We issued these shares to Mr. Hoffman as partial consideration for our acquisition of Servo Magnetics Incorporated, or Servo Magnectics, on May 14, 2002. We have filed a registration statement, of which this prospectus forms a part, pursuant to a registration rights agreement we entered into with Mr. Hoffman in connection without our acquisition of Servo Magnetics in order to permit Mr. Hoffman to resell these shares to the public.

We employ approximately 1,250 people and sell our products in over 60 countries through a combination of wholly owned subsidiaries and independent distributors. Our principal executive offices are located at 14040 Danielson Street, Poway, California 92064-6857. Our telephone number is (858) 746-2400. Our website address is www.resmed.com. Information contained in our web site does not constitute a part of this prospectus.

RISK FACTORS

An investment in the securities offered by this prospectus involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to purchase our common stock. These risks and uncertainties are not the only ones we face. Others that we do not know about now, or that we do not now think are important, may impair our business or the trading price of our common stock.

Our inability to compete successfully in our markets may harm our business.

The markets for our sleep disordered breathing products are highly competitive and are characterized by frequent product improvements and evolving technology. Our ability to compete successfully depends, in part, on our ability to develop innovative new products and to be the first to market with those products. The development of innovative new products by our competitors or the discovery of alternative treatments or potential cures for the conditions that our products treat could result in our products becoming noncompetitive or obsolete.

Additionally, some of our competitors have greater financial, research and development, manufacturing and marketing resources than we do. The past several years have seen a trend towards consolidation in the health care industry and in the markets for our products. Industry consolidation could result in greater competition if our competitors combine their resources or if our competitors are acquired by other companies with greater resources than ours. This competition could increase pressure on us to reduce the selling prices of our products or could cause us to increase our spending on research and development and sales and marketing. If we are unable to develop innovative new products, maintain competitive pricing, and offer products that consumers perceive to be as reliable as those of our competitors, our sales or gross margins could decrease which would harm our business.

Our business depends on our ability to market effectively to dealers of home health care products and sleep clinics.

We market our products primarily to home health care dealers and to sleep clinics that diagnose obstructive sleep apnea and other sleep disorders. We believe that home health care dealers and sleep clinics play a significant role in determining which brand of product a patient will use. The success of our business depends on our ability to market effectively to home health care dealers and sleep clinics to ensure that our products are properly marketed and sold by these third parties.

We have limited resources to market to the more than 2,000 U.S. sleep clinics and the more than 4,000 home health care dealer branch locations, most of which use, sell or recommend several brands of products. In addition, home health care dealers have experienced price pressures as government and third-party reimbursement have declined for home care products, and home health care dealers are requiring price discounts and longer periods of time to pay for products purchased from us. We cannot assure you that sleep clinic physicians will continue to prescribe our products, or that home health care dealers or patients will not substitute competing products when a prescription specifying our products has been written.

We intend to expand our marketing activities to target the population with a predisposition to sleep disordered breathing as well as primary care physicians and various medical specialists. We cannot assure you that these marketing efforts will be successful in increasing awareness of our products.

Any inability to effectively market our products outside the U.S. could impact our profitability.

Approximately half our revenues are generated outside the U.S., in approximately 60 different countries. Many of these countries have unique regulatory, medical, and business environments. If we are unable to market our products effectively outside the U.S., our overall financial performance could decline.

If we are unable to support our continued growth, our business could suffer.

We have experienced rapid and substantial growth. As we continue to grow, the complexity of our operations increases, placing greater demands on our management. Our ability to manage our growth effectively depends upon our ability to implement and improve our financial and management information systems on a timely basis and to effect other changes in our business. Unexpected difficulties during expansion, the failure to attract and retain qualified employees, the failure to successfully replace or upgrade our management information systems, the failure to manage costs or our inability to respond effectively to growth or plan for future expansion could cause our growth to stop. If we fail to manage our growth, our business could suffer.

If we fail to integrate our recent acquisitions with our operations, our business could suffer.

The integration of our acquired operations requires significant efforts from our company and the acquired entity, for several years after each acquisition. Although we acquired our MAP subsidiary in February 2001, our Labhardt subsidiary in November 2002 and our Servo Magnetics subsidiary in May 2002, we continue to adjust our business strategies, equipment, and personnel to achieve maximum efficiencies and success. If we are not able to successfully integrate the operations of our acquired entities, we may not fully realize the anticipated benefits of the acquisitions.

We manufacture substantially all of our products outside the United States and sell a significant portion of our products in non-U.S. markets, subjecting us to various risks relating to international activities that could adversely affect our overall profitability.

Sales outside North and Latin America accounted for approximately 51%, 48%, and 46% of our net revenues in fiscal years 2002, 2001 and 2000, respectively. We expect that sales within these areas will account for approximately 50% of our net revenues in the foreseeable future. Our sales outside of North America and our operations in Europe, Australia and Asia are subject to several difficulties and risks that are separate and distinct from those we face in our domestic operations, including:

•	fluctuations in currency exchange rates;

•	tariffs and other trade barriers;

•	compliance with foreign medical device manufacturing regulations;

•	reduction in third party payer reimbursement for our products;

•	inability to obtain import licenses;

•	changes in trade policies and in domestic and foreign tax policies;

•	possible changes in export or import restrictions; and

•	the modification or introduction of other governmental policies with potentially adverse effects.

Fluctuations in foreign currency exchange rates could result in declines in our reported sales and earnings.

Since our international sales and a significant portion of our manufacturing costs are denominated in local currencies and not in U.S. dollars, our reported sales and earnings are subject to fluctuations in foreign exchange rates. We had foreign currency transaction losses in recent periods and may have further losses in the future. We expect that international sales will continue to be a significant portion of our business and that a significant portion of our manufacturing costs will continue to be denominated in Australian dollars.

Government and private insurance plans may not reimburse patients for our products, which could result in reductions in sales or selling prices for our products.

Our ability to sell our products depends in large part on the extent to which reimbursement for the cost of our products will be available from government health administration authorities, private health insurers and other organizations. These third party payers are increasingly challenging the prices charged for medical products and services. Therefore, even if a product is approved for marketing, we cannot assure you that reimbursement will be allowed for such product or that the reimbursement amount will be adequate or, if adequate, will not subsequently be reduced. For example, in some markets, such as Spain, France and Germany, government reimbursement is currently available for purchase or rental of our products but is subject to constraints such as price controls or unit sales limitations. In other markets, such as Australia and the United Kingdom, there is currently limited or no reimbursement for devices that treat sleep disordered breathing related respiratory conditions. Additionally, future legislation or regulation concerning the health care industry or third party or governmental coverage and reimbursement, particularly, legislation or regulation limiting consumers’ reimbursement rights may harm our business. As we continue to develop new products, those products will generally not qualify for reimbursement, if at all, until they are approved for marketing. In the United States, we sell our products primarily to home health care dealers and to sleep clinics. We do not file claims and bill governmental programs and other third party payers directly for reimbursement for our products. However, we are still subject to laws and regulations relating to governmental reimbursement programs, particularly Medicaid and Medicare.

In particular, the federal Anti-Kickback Law prohibits persons from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. The government has interpreted this law broadly to apply to the marketing and sales activities of manufacturers and distributors like us. Many states and other governments have adopted laws similar to the federal Anti-Kickback Law. We are also subject to other federal and state fraud laws applicable to payment from any third party payer. These laws prohibit persons from knowingly and willfully filing false claims or executing a scheme to defraud any healthcare benefit program, including private third party payers. These laws may apply to manufacturers and distributors who provide information on coverage, coding, and reimbursement of their products to persons who do bill third party payers. Any violation of these laws and regulations could result in civil and criminal penalties, including fines.

Complying with Food and Drug Administration and other regulations is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

We are subject to various federal, state, local and international regulations regarding our business activities. Failure to comply with these regulations could result in, among other things, recalls of our products, substantial fines and/or criminal charges against us and our employees.

Product sales, introductions or modifications may be delayed or canceled as a result of Food and Drug Administration or similar foreign regulations, which could cause our sales to decline.

Before we can market or sell a new medical device in the United States, we must obtain Food and Drug Administration, or FDA, clearance, which can be a lengthy and time-consuming process. We generally receive clearance from the FDA to market our products in the United States under Section 510(k) of the Federal Food, Drug, and Cosmetic Act or our products are exempt from the 510(k) clearance process. We have modified some of our 510(k) approved products without submitting new 510(k) notices, which we do not believe were required. However, if the FDA disagrees with us and requires us to submit new 510(k) notifications for modifications to our existing products, we may be required to stop marketing the products while the FDA reviews the 510(k) notification. Any new product introduction or existing product modification could be subjected to a lengthier, more rigorous FDA examination process. For example, in certain cases we may need to conduct clinical trials of a new product prior to submitting a 510(k) notice. Additionally, we may be required to obtain premarket approvals for our products. The requirements of these more rigorous processes could delay product introductions and increase the costs associated with FDA compliance. Marketing and sale of our products outside the United States are also subject to regulatory clearances and approvals, and if we fail to obtain these regulatory approvals, our sales could suffer. We cannot assure you that any new products we develop will receive required regulatory approvals from U.S. or foreign regulatory agencies.

Off label marketing of our products could result in substantial penalties.

Clearance under Section 510(k) only permits us to market our products for the uses indicated on the labeling cleared by the FDA. We may request additional label indications for our current products, and the FDA may deny those requests outright, require additional expensive clinical data to support any additional indications or impose limitations on the intended use of any cleared products as a condition of clearance. If the FDA determines that we have marketed our products for off label use, we could be subject to fines, injunctions or other penalties.

Disruptions in the supply of components from our single source suppliers could result in a significant reduction in sales and profitability.

We purchase uniquely configured components for our devices from various suppliers, including some in which we use single-source suppliers. We cannot assure you that a replacement supplier would be able to configure its components for our devices on a timely basis or, in the alternative, that we would be able to reconfigure our devices to integrate the replacement part. A reduction or stoppage in supply while a replacement supplier reconfigures its components, or while we reconfigure our components for the replacement part, would limit our ability to manufacture our devices, which could result in a significant reduction in sales and profitability. We cannot assure you that our inventories would be adequate to meet our production needs during any prolonged interruption of supply.

Our intellectual property may not protect our products, and our products may infringe on the intellectual property rights of third parties.

We rely on a combination of patents, trade secrets and non-disclosure agreements to protect our intellectual property. Our success depends, in part, on our ability to obtain and maintain United States and foreign patent protection for our products, their uses and our processes to preserve our trade secrets and to operate without infringing on the proprietary rights of third parties. We have a number of pending patent applications, and we do not know whether any patents will issue from any of these applications. We do not know whether any of the claims in our issued patents or pending applications will provide us with any significant protection against competitive products or otherwise be commercially valuable. Legal standards regarding the validity of patents and the proper scope of their claims are still evolving, and there is no consistent law or policy regarding the valid breadth of claims. Additionally, there may be third party patents, patent applications and other intellectual property relevant to our products and technology which are not known to us and that block or compete with our products.

We face the risks that:

•	third parties will infringe our intellectual property rights;

•	our non-disclosure agreements will be breached;

•	we will not have adequate remedies for infringement;

•	our trade secrets will become known to or independently developed by our competitors; or

•	any third parties will be issued patents that may prevent the sale of our products or require us to license and pay fees or royalties in order for us to be able to market some of our products.

We are currently engaged in litigation relating to the enforcement and defense of a number of our patents. Additional litigation may be necessary to enforce patents issued to us, to protect our proprietary rights, or to defend third party claims that we have infringed upon proprietary rights of others. The defense and prosecution of patent claims, including these pending claims, as well as participation in other inter-party proceedings, can be expensive and time consuming, even in those instances in which the outcome is favorable to us. If the outcome of any litigation or proceeding brought against us were adverse, we could be subject to significant liabilities to third parties, could be required to obtain licenses from third parties or could be required to cease sales of the affected products. Additionally, the laws regarding the enforceability of patents vary from country to country, and we cannot assure you that any patent issues we face will be uniformly resolved, or that local laws will provide us with consistent rights and benefits.

We are subject to potential product liability claims that may exceed the scope and amount of our insurance coverage, which would expose us to liability for uninsured claims.

We are subject to potential product liability claims as a result of the design, manufacture and marketing of medical devices. Any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates. In addition, we would have to pay any amount awarded by a court in excess of our policy limits. Our insurance policies have various exclusions, and thus we may be subject to a product liability claim for which we have no insurance coverage, in which case, we may have to pay the entire amount of any award. We cannot assure you that our insurance coverage will be adequate or that all claims brought against us will be covered by our insurance. Insurance varies in cost and can be difficult to obtain, and we cannot assure you that we will be able to obtain insurance in the future on terms acceptable to us or at all. A successful product liability claim brought against us in excess of our insurance coverage, if any, may require us to pay substantial amounts, which could harm our business.

Our quarterly operating results are subject to fluctuation for a variety of reasons.

Our operating results have, from time to time, fluctuated on a quarterly basis and may be subject to similar fluctuations in the future. These fluctuations may result from a number of factors, including:

•	the introduction of new products by us or our competitors;

•	the geographic mix of product sales;

•	the success of our marketing efforts in new regions;

•	changes in third party reimbursement;

•	timing of regulatory clearances and approvals;

•	timing of orders by distributors;

•	expenditures incurred for research and development;

•	competitive pricing in different regions;

•	seasonality;

•	the cost and effect of promotional and marketing programs;

•	the effect of foreign currency transaction gains or losses; and

•	other activities of our competitors.

If a natural or man made disaster strikes our manufacturing facilities, we will be unable to manufacture our products for a substantial amount of time and our sales will decline.

Our facilities and the manufacturing equipment we use to produce our products would be costly to replace and could require substantial lead time to repair or replace. The facilities may be affected by natural or man made disasters and in the event it was affected by a disaster, we would be forced to rely on third party manufacturers. Although we believe we possess adequate insurance for damage to our property and the disruption of our business from casualties, such insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

Delaware law, provisions in our charter and our shareholder rights plan could make it difficult for another company to acquire us.

Provisions of our certificate of incorporation may have the effect of delaying or preventing changes in control or management which might be beneficial to us or our security holders. In particular, our board of directors is divided into three classes, serving for staggered three-year terms. Because of this classification it will require at least two annual meetings to elect directors constituting a majority of our board of directors.

Additionally, our board of directors has the authority to issue up to 2,000,000 shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without further vote or action by the stockholders. Under our stockholder rights plan, we have also issued purchase rights to the holders of our common stock that entitle those holders to purchase our Series A Junior Participating Preferred Stock at a discount, under certain circumstances. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control, may discourage bids for our common stock at a premium over the market price of our common stock and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

You may not be able to enforce the judgments of U.S. courts against some of our assets or officers and directors

A substantial portion of our assets are located outside the United States. Additionally, two of our seven directors and three of our eight officers reside outside the United States, along with all or a substantial portion of the assets of these persons. As a result, it may not be possible for investors to enforce judgments of U.S. courts relating to any liabilities under U.S. securities laws against our assets, those persons or their assets. In addition, we have been advised by our Australian counsel that some doubt exists as to the ability of investors to pursue claims based on U.S. securities laws against these assets or these persons in Australian courts.

FORWARD-LOOKING STATEMENTS

This prospectus and other reports and statements filed by us from time to time with the Securities and Exchange Commission (collectively, “SEC Filings”), contain or may contain certain forward-looking statements and information that are based on the beliefs of our management as well as estimates and assumptions made by, and information currently available to our management. The words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “future” and other similar expressions generally identify forward-looking statements, including, in particular, statements regarding the development and approval of new products and product applications, market expansion, pending litigation and the development of new markets for our products, such as cardiovascular and stroke markets. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements reflect the views of our management at the time such statements are made and are subject to a number of risks, uncertainties, estimates and assumptions, including, without limitation, and in addition to those identified in the text surrounding such statements, those identified below and elsewhere in this report. In addition, important factors to consider in evaluating such forward-looking statements include changes or developments in social, economic, market, legal or regulatory circumstances, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors, the actions or omissions of third parties, including suppliers, customers, competitors and governmental authorities, and various other factors. Should any one or more of these risks or uncertainties materialize, or the underlying estimates or assumptions prove incorrect, actual results may vary significantly from those expressed in such forward-looking statements, and there can be no assurance that the forward-looking statements contained in this report will in fact occur.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale under this prospectus of the common stock. We will not receive any proceeds from such sales.

SELLING STOCKHOLDER

The common stock was originally issued by ResMed to the selling stockholder in a transaction exempt from the registration requirements of the Securities Act because we reasonably believed the selling stockholder to be an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended. The selling stockholder, including his transferees, pledgees or donees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock offered by this prospectus. Mr. Hoffman is President and Chief Executive Officer of our subsidiary, Servo Magnetics Inc., and has held those offices since our acquisition of Servo Magnetics on May 14, 2002.

The following table sets forth the name of the selling stockholder, the number of shares of common stock owned beneficially by the selling stockholder as of October 16, 2002, the number of shares which may be offered pursuant to this prospectus and the number of shares to be owned by the selling stockholder after this offering. The selling stockholder may sell up to 853,448 shares of our common stock pursuant to this prospectus. Since the selling stockholder may offer all, some or none of his common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholder after the offering can be provided. In addition, since the date the selling stockholder provided information regarding his ownership of the shares, he may have sold, transferred or otherwise disposed of all or a portion of his shares of common stock in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling stockholder may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus.

Name	Shares Beneficially Owned Prior to Offering		Shares Being Offered	Shares Owned Number		After Offering Percentage
Leslie Hoffman	858,008	**	853,448	4,560	**	0

*	Assumes the sale of all shares registered hereunder by the selling stockholder.
**	Includes 4,560 shares over which Mr. Hoffman has voting and dispositive power as trustee of a trust for the benefit of his grandchildren, Elizabeth Hoffman and Alexander Hoffman.

PLAN OF DISTRIBUTION

The selling stockholder and his successors, which term includes his transferees, pledgees or donees or their successors may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The common stock may be sold in one or more transactions at:

•	fixed prices,

•	prevailing market prices at the time of sale,

•	prices related to the prevailing market prices,

•	varying prices determined at the time of sale, or

•	negotiated prices.

These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale, including the New York Stock Exchange and the Australian Stock Exchange,

•	in the over-the-counter market,

•	otherwise than on such exchanges or services or in the over-the-counter market,

•	through the writing of options, whether the options are listed on an options exchange or otherwise, or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

In connection with the sale of the common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or financial institutions may in turn engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholder. The selling stockholder may also sell the common stock short and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

The aggregate proceeds to the selling stockholder from the sale of the common stock offered by him hereby will be the purchase price of the common stock less discounts and commissions, if any. The selling stockholder reserves the right to accept and, together with his agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Upon notification to us by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

•	the name of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

The selling stockholder and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder. Regulation M of the Exchange Act may limit the timing of purchases and sales of any of the securities by the selling stockholder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. The selling stockholder has acknowledged that he understands his obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and has agreed that he will not engage in any transaction in violation of such provisions.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker-dealer or agent regarding the sale of the common stock by the selling stockholder.

The selling stockholder may decide not to sell any of the common stock described in this prospectus. We cannot assure you that the selling stockholder will use this prospectus to sell any or all of the common stock. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, the selling stockholder may transfer, devise or gift the common stock by other means not described in this prospectus.

We entered into the registration rights agreement for the benefit of the stockholder to register his common stock under applicable federal and state securities laws under certain circumstances and at certain times. The registration rights agreement provides that the selling stockholder and ResMed will indemnify each other and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. We will pay all of our expenses and specified expenses incurred by the selling stockholder incidental to the registration, offering and sale of the common stock to the public, but the selling stockholder will be responsible for payment of commissions, concessions, fees and discounts of underwriters, broker-dealers and agents.

VALIDITY OF COMMON STOCK

Latham & Watkins will pass on the validity of the issuance of the shares of common stock offered by Mr. Hoffman pursuant to this prospectus.

EXPERTS

The consolidated financial statements and schedule of ResMed Inc. and subsidiaries as of June 30, 2002 and 2001, and for each of the years in the three-year period ended June 30, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2002 financial statements refers to a change in method of accounting for goodwill.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to our directors, officers or controlling persons pursuant to our Certificate of Incorporation, as amended, bylaws and the Delaware General Corporation Law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are also subject to the information and reporting requirements of the Securities and Exchange Act of 1934, as amended, and in accordance therewith file annual, quarterly, and special reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be inspected and copied at the SEC’s Public Reference Room, at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our common stock is listed on the NYSE. Consequently, reports and other information concerning us may also be inspected at the offices of The NYSE, 20 Broad Street, New York. Electronic filings made through the Electronic Data Gathering Analysis and Retrieval System are publicly available through the SEC’s Website (www.sec.gov).

We have filed with the SEC a registration statement on Form S-3 under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference room or internet site. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those filings. This information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede this information. Any such information so modified or superseded will not constitute a part of this prospectus, except as so modified or superseded. We incorporate by reference the following documents and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the selling stockholder sells all of the common stock offered by this prospectus:

•	The descriptions of the common stock and the preferred share purchase rights contained in our Registration Statement on Form 8-A filed September 21, 1999;

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2002 (including the portions of our Proxy Statement for our 2002 Annual Meeting of Stockholders that are incorporated therein by reference);

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002 filed on November 13, 2002;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 filed on February 13, 2003; and

•	Our definitive proxy statement filed on September 24, 2002, in connection with our 2002 Annual Meeting of Stockholders.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of the initial registration statement and prior to the effectiveness of the registration statement shall be deemed to be incorporated herein by reference and be a part hereof from the date of filing of such documents. Any statement herein or contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this prospectus, except as so modified or superseded. For example, the risks and uncertainties under the heading “Risk Factors” above may change or be modified by future filings, from time to time, as our business develops or changes and you should read those updated risk factors.

Upon written or oral request, we will provide you with a copy of any of the incorporated documents without charge (not including exhibits to the documents unless the exhibits are specifically incorporated by reference into the documents). You may submit such a request for this material to Office of the Secretary, ResMed Inc., 14040 Danielson Street, Poway, California 92064-6857 (telephone number (858) 746-2400).

853,448 SHARES OF COMMON STOCK

RESMED, INC.

PROSPECTUS

             , 2003

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement. None of these expenses will be borne by Mr. Hoffman. All of the amounts shown are estimates except the Securities and Exchange Commission (the “Commission”) registration fee and the NYSE additional listing fee.

Amount
Commission Registration Fee	$2,500
NYSE additional listing fee	$2,987
*Legal Fees and Expenses	$25,000
*Accounting Fees and Expenses	$3,000
*Miscellaneous Expenses	$1,500

*Total	$34,987

* Estimated

ITEM 15.    LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware Corporation Law gives Delaware corporations broad powers to indemnify their present and former directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with threatened, pending or completed actions, suits or proceedings to which they are parties or are threatened to be made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and permits a corporation to buy directors’ and officers’ liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or otherwise.

As permitted by Section 145 of the Delaware Corporation Law, Article VI of our restated bylaws provides for the indemnification by us of our directors and officers, employees and agents against liabilities and expenses incurred in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors or officers. Article Sixth of our restated certificate of incorporation provides that to the fullest extent permitted by the Delaware Corporation Law as the same exists or may hereafter be amended, a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director.

We may enter into agreements to indemnify our directors and executive officers in addition to the indemnification provided for in the restated certificate of incorporation and restated bylaws. These agreements, among other things, will indemnify our directors and executive officers for certain expenses (including attorneys’ fees), and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person’s service as one of our directors or officers to the fullest extent permitted by applicable law.

Policies of insurance may be obtained and maintained by us under which our directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.

ITEM 16.    EXHIBITS.

EXHIBIT NUMBER

2.1

Agreement and Plan of Merger, dated as of May 14, 2002 by and among ResMed Inc, Servo Magnetics Acquisition, Inc., Servo Magnetics Incorporated, and Leslie Hoffman (incorporated by reference to ResMed’s Annual Report on Form 10-K for the year ended June 30, 2002)

4.1	Registration Rights Agreement dated May 14, 2002 by and between ResMed Inc., and Leslie Hoffman (incorporated by reference to ResMed’s Annual Report on Form 10-K for the year ended June 30, 2002)

5.1	Opinion of Latham & Watkins, Counsel to ResMed*

23.1	Independent Auditors’ Consent

23.2	Consent of Latham & Watkins (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page to this Registration Statement)

*Previously	filed.

ITEM 17.    UNDERTAKINGS.

A. We hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total increase or decrease in volume of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price, set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports we file with or furnish to the Commission pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. We hereby undertake to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, State of California, on the 26th day of February, 2003.

DATED: February 26, 2003

RESMED INC.

/S/ PETER C. FARRELL
Peter C. Farrell, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below on this registration statement hereby constitutes and appoints Peter C. Farrell and Christopher G. Roberts, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing) to sign any and all amendments to this registration statement to which this power of attorney is attached and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as they might and could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/S/ PETER C. FARRELL Peter C. Farrell	Chief Executive Officer, President, Chairman of the Board (Principal Executive Officer)	February 26, 2003

/S/ ADRIAN M. SMITH Adrian M. Smith	Vice President Finance, Chief Financial Officer, (Principal Financial and Accounting Officer)	February 26, 2003

/S/ CHRISTOPHER G. ROBERTS Christopher G. Roberts	Director	February 26, 2003

/S/ MICHAEL A. QUINN Michael A. Quinn	Director	February 26, 2003

/S/ GARY W. PACE Gary W. Pace	Director	February 26, 2003

/S/ DONAGH MCCARTHY Donagh McCarthy	Director	February 26, 2003

/S/ CHRISTOPHER A. BARTLETT Christopher A. Bartlett	Director	February 26, 2003

/S/ LOUIS A. SIMPSON Louis A. Simpson	Director	February 26, 2003

EXHIBIT INDEX

EXHIBIT NUMBER

2.1

Agreement and Plan of Merger, dated as of May 14, 2002 by and among ResMed Inc, Servo Magnetics Acquisition, Inc., Servo Magnetics Incorporated, and Leslie Hoffman (incorporated by reference to ResMed’s Annual Report on Form 10-K for the year ended June 30, 2002)

4.1	Registration Rights Agreement dated May 14, 2002 by and between ResMed Inc., and Leslie Hoffman (incorporated by reference to ResMed’s Annual Report on Form 10-K for the year ended June 30, 2002)

5.1	Opinion of Latham & Watkins, Counsel to ResMed*

23.1	Independent Auditors’ Consent

23.2	Consent of Latham & Watkins (included in Exhibit 5.1)*

24.1	Power of Attorney (included on the signature page to this Registration Statement)

*Previously filed.